Exhibit 99.1

Werner Enterprises Reports Third Quarter 2019 Results

Third Quarter 2019 Highlights (all metrics compared to third quarter 2018 unless otherwise noted)

•	Total revenues of $618.3 million, down $11.5 million, or 2%

•	Operating income of $53.4 million, down 16%; non-GAAP adjusted operating income of $54.2 million, down 12%

•	Operating margin of 8.6%, down 150 basis points (bps); non-GAAP adjusted operating margin of 8.8%, down 90 bps

•	Diluted EPS of $0.56, down 15%; non-GAAP adjusted diluted EPS of $0.57, down 11%

OMAHA, Neb., October 24, 2019 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for third quarter ended September 30, 2019.

“We are pleased to report another strong earnings quarter, the second highest third quarter earnings in our history. A year ago in third quarter 2018, the freight and rate market conditions were the best in decades. In third quarter 2019, the freight and rate markets were meaningfully softer, but showed signs of seasonal improvement towards the end of the quarter,” said Derek J. Leathers, President and Chief Executive Officer.  “Notwithstanding the current softer freight market and macroeconomic uncertainty, our five T’s strategy, combined with our balanced revenue portfolio of Dedicated, One-Way Truckload and Logistics, positions Werner to be successful in a variety of markets. Our performance in third quarter 2019 in a relatively challenging freight market demonstrates the strength of our strategic operating model.”

Total revenues for the quarter decreased 2% to $618.3 million versus the prior year quarter, primarily attributable to lower fuel surcharge and logistics revenues, partially offset by dedicated fleet expansion.

Operating income of $53.4 million decreased $10.0 million, or 16%. Operating margin of 8.6% decreased 150 basis points due to a more challenging freight and rate market in one-way truckload and logistics. On a non-GAAP basis, adjusted operating income of $54.2 million decreased $7.1 million, or 12%. Adjusted operating margin of 8.8% declined 90 basis points from 9.7% for the same quarter last year.

Interest expense of $2.4 million was $1.5 million higher than the same quarter a year ago due primarily to additional borrowings for a special dividend paid in June 2019. The effective income tax rate during the quarter was 24.4% compared to a 24.7% effective income tax rate in third quarter 2018. The current quarter rate was slightly lower than our expected range of 25% to 26% because of favorable discrete federal and state income tax items.

Net income of $39.0 million decreased 18%. On a non-GAAP basis, adjusted net income declined 14% to $39.6 million compared to $45.9 million for the same quarter last year. Diluted earnings per share (EPS) for the quarter of $0.56 decreased 15%. Diluted EPS in third quarter 2019 included a $0.01 per share, or $0.8 million, insurance and claims accrual for interest on a previously disclosed May 2018 jury verdict that we are appealing. On a non-GAAP basis, adjusted diluted EPS of $0.57 decreased 11% from $0.64 for third quarter 2018. Diluted EPS in third quarter 2018 included a $0.03 per share accrual of insurance and claims expense for interest and legal fees related to the same May 2018 jury verdict and a $0.05 per share reduction of taxes and licenses expense after reaching a favorable settlement of a property tax dispute, for property taxes that were previously expensed and paid over a multi-year period.

Werner Enterprises, Inc. - Release of October 24, 2019

Key Consolidated Financial Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands, except per share amounts)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Total revenues	$618,264	$629,735	(2)%	$1,841,914	$1,811,549	2%
Trucking revenues, net of fuel surcharge	417,954	409,306	2%	1,227,105	1,168,588	5%
Werner Logistics revenues	121,331	129,422	(6)%	369,584	380,854	(3)%
Operating income	53,357	63,386	(16)%	159,818	149,284	7%
Operating margin	8.6%	10.1%	(150) bps	8.7%	8.2%	50 bps
Net income	39,044	47,514	(18)%	118,448	113,585	4%
Diluted earnings per share	0.56	0.66	(15)%	1.69	1.57	8%

Adjusted operating income (1)	54,156	61,275	(12)%	162,534	154,928	5%
Adjusted operating margin (1)	8.8%	9.7%	(90) bps	8.8%	8.6%	20 bps
Adjusted net income (1)	39,641	45,934	(14)%	120,478	117,810	2%
Adjusted diluted earnings per share (1)	0.57	0.64	(11)%	1.72	1.63	6%
(1) See GAAP to non-GAAP reconciliation schedule.

Truckload Transportation Services (TTS) Segment

•	Revenues of $480.4 million decreased $4.4 million, or 1%

•	Operating income of $48.9 million decreased $10.0 million, or 17%; non-GAAP adjusted operating income of $49.7 million decreased $7.1 million, or 13%

•	Operating margin of 10.2% decreased 190 basis points from 12.1%; non-GAAP adjusted operating margin of 10.3% decreased 140 basis points from 11.7%

•	Average segment trucks in service totaled 8,010, an increase of 282 trucks year over year

•	Dedicated unit trucks at quarter end totaled 4,620, or 57% of the total TTS segment fleet, compared to 4,400 trucks, or 57%, a year ago

Revenues decreased 1% due to an $11.2 million decrease in fuel surcharge revenues and a 1.5% decrease in average revenues per truck, partially offset by a 3.6% increase in average trucks in service. The average revenues per truck decrease was due primarily to a decrease in average miles per truck, partially offset by a small increase in average revenues per total mile. The small increase in average revenues per total mile was due primarily to strength in Dedicated pricing, partially offset by lower One-Way Truckload pricing.

During the third quarter, freight demand in our One-Way Truckload fleet was seasonally below average and well below the unusually strong freight demand of third quarter 2018, which was aided by two December 2017 mandates. Tax reform incentives strengthened third quarter 2018 freight volumes while the electronic hours of service requirement limited truck and driver capacity. One-Way Truckload demand, while still lower than the same period a year ago, showed slight seasonal improvement sequentially in September 2019, which has continued into October 2019.

Adjusted TTS operating income declined 13% and adjusted TTS operating margin declined 140 bps to 10.3%. The small increase in TTS revenue per total mile was more than offset by operating expense increases. Dedicated improved its operating income and operating margin percentage, while One-Way Truckload had a decline in operating income and operating margin percentage.

Due to growth in company trucks and a decline in independent contractor trucks during the quarter, company truck miles increased by approximately 4.6 million miles and independent contractor miles decreased by approximately 0.6 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues of $57.2 million and $68.4 million in third quarters 2019 and 2018, respectively, and $177.9 million and $197.2 million in the year-to-date 2019 and 2018 periods, respectively), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS

Werner Enterprises, Inc. - Release of October 24, 2019

segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended September 30,				Nine Months Ended September 30,
(In thousands)	2019	2018	Y/Y Change		2019	2018	Y/Y Change
Total revenues	$480,351	$484,782	(1	) %	$1,423,201	$1,386,615	3%
Operating income	48,870	58,894	(17	) %	143,488	135,748	6%
Operating margin	10.2%	12.1%	(190) bps		10.1%	9.8%	30 bps
Operating ratio	89.8%	87.9%	190 bps		89.9%	90.2%	(30) bps

Adjusted operating income	49,669	56,783	(13	) %	146,204	144,887	1%
Adjusted operating margin	10.3%	11.7%	(140) bps		10.3%	10.4%	(10) bps
Adjusted operating ratio	89.7%	88.3%	140 bps		89.7%	89.6%	10 bps
Adjusted operating ratio, net of fuel surcharge	88.3%	86.4%	190 bps		88.3%	87.8%	50 bps

Werner Logistics Segment

•	Revenues of $121.3 million decreased $8.1 million or 6%

•	Gross margin of 15.2% decreased 70 bps

•	Operating income of $3.0 million decreased $1.7 million, or 37%

•	Operating margin of 2.5% decreased 120 bps

In third quarter 2019, Logistics revenues declined 6% to $121.3 million, due to significantly lower Intermodal volume impacted by a delayed peak season and excess trucking capacity in the market compared to third quarter 2018. Truckload Logistics experienced double-digit volume growth; however, this was offset by rate pressure, led primarily by a nearly 20% transactional spot price decline and very few project freight opportunities in third quarter 2019.

The gross margin percentage decreased 70 bps to 15.2% due primarily to a softer and more competitive Truckload Logistics freight market. The logistics operating margin decreased 120 bps to 2.5%, although we began to gain efficiencies from our investments in decision-making technologies enabling us to lower our other operating expenses.

Key Werner Logistics Segment Financial Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands)	2019	2018	Y/Y Change	2019	2018	Y/Y Change
Total revenues	$121,331	$129,422	(6)%	$369,584	$380,854	(3)%
Rent and purchased transportation expense	102,886	108,870	(5)%	309,742	322,064	(4)%
Gross profit	18,445	20,552	(10)%	59,842	58,790	2%
Other operating expenses	15,417	15,776	(2)%	46,921	45,655	3%
Operating income	3,028	4,776	(37)%	12,921	13,135	(2)%
Gross margin	15.2%	15.9%	(70) bps	16.2%	15.4%	80 bps
Operating margin	2.5%	3.7%	(120) bps	3.5%	3.4%	10 bps

Werner Enterprises, Inc. - Release of October 24, 2019

Cash Flow and Capital Allocation

Cash flow from operations in third quarter 2019 was $111.8 million compared to $120.1 million in third quarter 2018, a decrease of 7% due primarily to lower net income.

Net capital expenditures in third quarter 2019 were $109.3 million compared to $114.5 million in third quarter 2018, a decrease of 4%. As part of our strategy, net capital expenditures have returned to normalized replacement levels in 2019 after achieving our desired fleet age. Year-to-date 2019 net capital expenditures are $271.7 million, and we expect fourth quarter 2019 net capital expenditures to be very low. We continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. As a result of our continued investment, the average age of our truck fleet remains low by industry standards and was 1.8 years as of September 30, 2019 and September 30, 2018.

Gains on sales of equipment were $4.1 million, or $0.04 per share, compared to $4.6 million, or $0.05 per share, in the prior-year quarter. Year over year, we sold 53% fewer trucks and 35% more trailers, and we realized higher average gains per truck and lower average gains per trailer. Pricing in the market for our used trucks and trailers began to moderate in the latter part of second quarter 2019 and continued in third quarter 2019. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we did not repurchase shares of common stock. As of September 30, 2019, we had 4.3 million shares remaining under our new share repurchase authorization approved by the Board of Directors in May 2019.

We had $350 million of debt outstanding as of September 30, 2019, and after considering letters of credit issued, had available remaining borrowing capacity of over $190 million. In early July 2019, we fixed the interest rate for $150 million of our debt that was outstanding as of June 30, 2019 at an average interest rate of 2.34% through May 2024.

As of September 30, 2019, we had $14.4 million of cash and over $1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of October 24, 2019

2019 Guidance Metrics

The following table summarizes our updated 2019 guidance and assumptions:

Full Year 2019 Outlook
Reaffirmed Guidance
TTS truck growth from year-end 2018	3% to 5% Do not expect truck growth in fourth quarter 2019; currently expect to be in the low end of the range
Gains on sales of equipment	$18 million to $20 million Gains on sales of equipment in 2019 are expected to moderate in fourth quarter 2019; currently expect to be in the low end of the range
Net capital expenditures	$275 million to $300 million Currently expect to be in the low end of the range
One-Way Truckload revenues per total mile 2019 vs. 2018	(3%) to 0% Currently expect the percent change to moderate during fourth quarter 2019 due to significant rate increases and project activity in fourth quarter 2018

Assumptions
Effective tax rate	25% to 26% Currently expect to be in the low end of the range
Truck and trailer age	We intend to maintain the average age of our truck and trailer fleet at or near current levels of 1.8 and 4.0 years
Interest expense (fourth quarter 2019)	$2.2 million Estimated fourth quarter 2019 interest expense to be slightly lower than third quarter 2019 of $2.4 million based on current debt levels and current interest rates (variable and fixed)

Werner Enterprises, Inc. - Release of October 24, 2019

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss third quarter 2019 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.” To participate on the conference call, please dial (877) 317-6789 (domestic) or (412) 317-6789 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on October 24, 2019 at approximately 6:00 p.m. CT through November 24, 2019 by dialing (877) 344-7529 (domestic) or (855) 669-9658 (Canada) or (412) 317-0088 (international) and using the access code 10129127. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of October 24, 2019

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	$	%	$	%	$	%	$	%
Operating revenues	$618,264	100.0	$629,735	100.0	1,841,914	100.0	$1,811,549	100.0
Operating expenses:
Salaries, wages and benefits	209,586	33.9	201,606	32.0	618,386	33.6	580,515	32.0
Fuel	59,518	9.6	67,072	10.6	176,720	9.6	191,769	10.6
Supplies and maintenance	46,907	7.6	47,136	7.5	136,963	7.4	138,556	7.7
Taxes and licenses	24,244	3.9	18,463	2.9	70,788	3.8	63,607	3.5
Insurance and claims	21,930	3.6	22,011	3.5	65,631	3.6	73,858	4.1
Depreciation	62,620	10.1	58,382	9.3	184,816	10.0	170,439	9.4
Rent and purchased transportation	134,797	21.8	147,870	23.5	413,809	22.5	435,225	24.0
Communications and utilities	3,892	0.7	3,993	0.6	11,806	0.6	12,028	0.7
Other	1,413	0.2	(184)	—	3,177	0.2	(3,732)	(0.2)
Total operating expenses	564,907	91.4	566,349	89.9	1,682,096	91.3	1,662,265	91.8
Operating income	53,357	8.6	63,386	10.1	159,818	8.7	149,284	8.2
Other expense (income):
Interest expense	2,408	0.4	870	0.2	4,695	0.2	1,842	0.1
Interest income	(756)	(0.1)	(646)	(0.1)	(2,648)	(0.1)	(2,079)	(0.1)
Other	47	—	41	—	(11)	—	172	—
Total other expense (income)	1,699	0.3	265	0.1	2,036	0.1	(65)	—
Income before income taxes	51,658	8.3	63,121	10.0	157,782	8.6	149,349	8.2
Income tax expense	12,614	2.0	15,607	2.5	39,334	2.2	35,764	1.9
Net income	$39,044	6.3	$47,514	7.5	$118,448	6.4	$113,585	6.3

Diluted shares outstanding	69,600		71,752		70,053		72,300
Diluted earnings per share	$0.56		$0.66		1.69		$1.57

Werner Enterprises, Inc. - Release of October 24, 2019

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues	$618,264	$629,735	$1,841,914	$1,811,549

Operating expenses	564,907	566,349	1,682,096	1,662,265
Adjusted for:
Insurance and claims (1)	(799)	(2,789)	(2,716)	(14,039)
Property tax settlement (2)	—	4,900	—	4,900
Gain on sale of real estate (3)	—	—	—	3,495
Adjusted operating expenses	564,108	568,460	1,679,380	1,656,621
Adjusted operating income (4)	54,156	61,275	162,534	154,928
Total other expense (income)	1,699	265	2,036	(65)
Adjusted income before income taxes	52,457	61,010	160,498	154,993
Adjusted income tax expense	12,816	15,076	40,020	37,183
Adjusted net income (4)	$39,641	$45,934	$120,478	$117,810
Diluted shares outstanding	69,600	71,752	70,053	72,300
Adjusted diluted earnings per share (4)	$0.57	$0.64	$1.72	$1.63

(1) During third quarter 2019, we accrued $799 of pre-tax insurance and claims expense for interest, and during third quarter 2018, we accrued $2,789 of pre-tax insurance and claims expense for interest and legal fees related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized, excluding the months of June and July 2019 where the plaintiffs requested an extension of time to respond to our appeal. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During third quarter 2018, we reached a favorable settlement related to a property tax dispute that reduced taxes and licenses expense by $4,900, for property taxes that were previously expensed and paid over a multi-year period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(3) During second quarter 2018, we sold a parcel of real estate which resulted in a $3,495 pre-tax gain on sale. This item is included in our Segment Information table in “Corporate” operating income.

(4) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict expense accrual and related interest and add the gain on sale of real estate and the property tax settlement to (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to actual income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

Werner Enterprises, Inc. - Release of October 24, 2019

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Truckload Transportation Services	$480,351	$484,782	$1,423,201	$1,386,615
Werner Logistics	121,331	129,422	369,584	380,854
Other (1)	15,896	15,107	47,464	42,788
Corporate	687	632	1,905	2,170
Subtotal	618,265	629,943	1,842,154	1,812,427
Inter-segment eliminations (2)	(1)	(208)	(240)	(878)
Total	$618,264	$629,735	$1,841,914	$1,811,549

Operating Income
Truckload Transportation Services	$48,870	$58,894	$143,488	$135,748
Werner Logistics	3,028	4,776	12,921	13,135
Other (1)	1,709	576	5,181	433
Corporate	(250)	(860)	(1,772)	(32)
Total	$53,357	$63,386	$159,818	$149,284

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Truckload Transportation Services segment
Average tractors in service	8,010	7,728	3.6%	7,945	7,568	5.0%
Average revenues per tractor per week (1)	$4,014	$4,074	(1.5)%	$3,960	$3,959	0.0%
Total tractors (at quarter end)
Company	7,480	7,135	4.8%	7,480	7,135	4.8%
Independent contractor	575	615	(6.5)%	575	615	(6.5)%
Total tractors	8,055	7,750	3.9%	8,055	7,750	3.9%
Total trailers (at quarter end)	22,895	23,345	(1.9)%	22,895	23,345	(1.9)%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$185,791	$195,660	(5.0)%	$550,204	$566,706	(2.9)%
Average tractors in service	3,418	3,327	2.7%	3,385	3,355	0.9%
Total tractors (at quarter end)	3,435	3,350	2.5%	3,435	3,350	2.5%
Average percentage of empty miles	12.24%	10.89%	12.4%	12.02%	11.01%	9.2%
Average revenues per tractor per week (1)	$4,181	$4,523	(7.6)%	$4,168	$4,331	(3.8)%
Average % change YOY in revenues per total mile (1)	(5.6)%	15.7%		(0.8)%	14.2%
Average % change YOY in total miles per tractor per week	(2.0)%	0.1%		(2.9)%	0.2%
Average completed trip length in miles (loaded)	843	833	1.2%	844	827	2.1%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$232,163	$213,646	8.7%	$676,901	$601,882	12.5%
Average tractors in service	4,592	4,401	4.3%	4,560	4,213	8.2%
Total tractors (at quarter end)	4,620	4,400	5.0%	4,620	4,400	5.0%
Average revenues per tractor per week (1)	$3,888	$3,734	4.1%	$3,805	$3,663	3.9%

Werner Logistics segment
Average tractors in service	33	43	(23.3)%	36	42	(14.3)%
Total tractors (at quarter end)	31	43	(27.9)%	31	43	(27.9)%
Total trailers (at quarter end)	1,580	1,415	11.7%	1,580	1,415	11.7%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of October 24, 2019

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Capital expenditures, net	$109,306	$114,455	$271,659	$289,290
Cash flow from operations	111,849	120,062	332,185	302,513
Return on assets (annualized)	7.3%	9.5%	7.5%	8.0%
Return on equity (annualized)	14.9%	15.4%	13.6%	12.5%

Werner Enterprises, Inc. - Release of October 24, 2019

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	September 30, 2019	December 31, 2018
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$14,354	$33,930
Accounts receivable, trade, less allowance of $8,246 and $8,613, respectively	323,375	337,927
Other receivables	44,247	26,545
Inventories and supplies	9,750	10,060
Prepaid taxes, licenses and permits	7,462	16,619
Other current assets	37,137	31,577
Total current assets	436,325	456,658

Property and equipment	2,384,254	2,247,577
Less – accumulated depreciation	808,906	760,015
Property and equipment, net	1,575,348	1,487,562

Other non-current assets (1)	151,866	139,284
Total assets	$2,163,539	$2,083,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$8,902	$—
Accounts payable	89,348	97,781
Current portion of long-term debt	75,000	75,000
Insurance and claims accruals	91,305	67,304
Accrued payroll	38,501	40,271
Other current liabilities	28,865	30,004
Total current liabilities	331,921	310,360

Long-term debt, net of current portion	275,000	50,000
Other long-term liabilities	20,511	10,911
Insurance and claims accruals, net of current portion (1)	229,870	214,030
Deferred income taxes	241,433	233,450

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 69,204,715 and 70,441,973 shares outstanding, respectively	805	805
Paid-in capital	112,064	107,455
Retained earnings	1,252,344	1,413,746
Accumulated other comprehensive loss	(17,645)	(16,073)
Treasury stock, at cost; 11,328,821 and 10,091,563 shares, respectively	(282,764)	(241,180)
Total stockholders’ equity	1,064,804	1,264,753
Total liabilities and stockholders’ equity	$2,163,539	$2,083,504

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of September 30, 2019 and December 31, 2018.